Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), is effective as of March 16, 2021, by and between Graham Corporation, a Delaware corporation with its principal place of business at 20 Florence Avenue, Batavia, New York 14020 (the “Company”), and Jeffrey F. Glajch (the “Executive”).

WHEREAS, the Company and the Executive desire to amend that certain Amended and Restated Employment Agreement, dated as of July 29, 2010, and as amended by the First Amendment, dated September 12, 2019 (the “Agreement”), pursuant to Section 14 of the Agreement, to further modify certain terms of the Agreement as described herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual covenants herein contained, agree as follows:

1.    Post-Change in Control Severance Benefit. Section 9(b)(i) of the Agreement is hereby replaced in its entirety by the following:

“(i)    The Company will pay to the Executive as compensation for services rendered to the Company a lump sum (subject to any applicable payroll or other taxes required to be withheld) in an amount equal to 2.5 multiplied by the sum of (i) the Executive’s salary at the rate in effect at the time of the Executive’s termination of employment, and (ii) the target amount of the Executive’s bonus under the Annual Executive Cash Bonus Plan (or successor plan thereto in effect at the time of the Executive’s termination of employment) for the fiscal year that includes the date of the Executive’s termination of employment. The payment shall be made as soon as administratively practicable after the six-month anniversary of the effective date of the termination of the Executive’s employment. In the event the Executive dies prior to receiving the lump sum payment, but following the occurrence of any event requiring the Company to make the payment required by this Section 9(b)(i), the payment provided for by this Section 9(b)(i) shall be paid to the Executive’s estate as soon as administratively practicable after the date of the Executive’s death. The payment under this Section 9(b)(i) shall be made in lieu of the payments provided for by Sections 8(c)(ii) and (iii).”

2.    Post-Change in Control Health Care Continuation Benefit. A new Section 9(b)(vi) will be added to the Agreement which will provide as follows:

“(vi)    The Company will provide continuation of the health and medical coverage described in Section 6(a) for a period of 18 months following the effective date of the termination of the Executive’s employment.”

3.    Definition of Change in Control. Section (9)(c)(i) of the Agreement is hereby replaced in its entirety by the following:

“(i)    For the purposes of this Agreement, the term “Change in Control” shall mean:

(i)    the reorganization, merger or consolidation of the Company with one or more individuals, corporations, partnerships, associations, joint-stock companies, trusts, estates, unincorporated organizations or any other business organizations (“Persons”), other than a transaction following which at least 51% of the ownership interests of the institution resulting from such transaction are owned by Persons who, immediately prior to such transaction, owned at least 51% of the outstanding voting share of the Company;

(ii)    the acquisition of more than 25% of the voting shares of the Company by any Person or Persons acting in concert;

(iii)    the acquisition of substantially all of the assets of the Company by any Person or Persons acting in concert; or

(iv)    the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A)    individuals who were members of the Board on August 11, 2020; or

(B)    individuals who first became members of the Board after August 11, 2020 either:

(1)    upon election to serve as a member of the Board by the affirmative vote of a majority of the members of the Board, or a nominating committee thereof, in office at the time of such first election; or

(2)    upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of a majority of the members of the Board, or a nominating committee thereof, in office at the time of such first nomination.

For purposes of this definition, “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an estate, an unincorporated organization and any other business organization.”

4.    Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

5.    Reference to and Effect on the Agreement. Except as specifically modified or amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Agreement to itself shall be deemed references to the Agreement as amended hereby.

6.    Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

7.    Governing Law. This Amendment shall be governed by the laws of the State of New York without regard to principles of conflict of law.

8.    Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

9.    Headings. Headings in this Amendment are included for convenience or reference purposes only and shall not constitute part of this Amendment for any other purpose.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

GRAHAM CORPORATION

By:	/s/ James R. Lines
	Name:	James R. Lines
	Title:	President and Chief Executive Officer

/s/ Jeffrey Glajch
Jeffrey Glajch

STATE OF NEW YORK	)
) ss.:
COUNTY OF GENESEE	)

On this 16th day of March 2021, before me personally came James R. Lines, to me known, who, being by me duly sworn did depose and say that the above-named person resides in Lancaster, New York, that said person is the President and the Chief Executive Officer of Graham Corporation, the corporation described in and which executed the foregoing instrument; and that the above-named person signed thereto by order of the Board of Directors of said corporation.

/s/ Roxanne M. Flaherty
Notary Public

[Notary Stamped]

STATE OF NEW YORK	)
) ss.:
COUNTY OF GENESEE	)

On the 16TH day of March 2021, before me came Jeffrey Glajch, who, being by me duly sworn did depose and say that the above-named person resides in Williamsville, New York, and such person proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the above agreement and acknowledged to me that he executed the same in his individual.

/s/ Roxanne M. Flaherty
Notary Public

[Notary Stamped]

[Signature page to Second Amendment]

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